Exhibit 99.1

Contact:  Dennis M. Fink
Director, Investor Relations
(617) 342-6244

FOR IMMEDIATE RELEASE

CABOT UPDATES FOURTH QUARTER
EPS TO $0.40 FROM $0.35 AND FISCAL YEAR EPS TO $1.14 FROM $1.10

     BOSTON, MA (December 16, 2003) – Cabot Corporation (CBT/NYSE) today announced that its earnings for the fourth quarter ended September 30, 2003, were $28 million ($0.40 per diluted common share) rather than $25 million ($0.35 per diluted common share) as previously reported. For the fiscal year ended September 30, 2003, the Company earned $80 million ($1.14 per diluted common share) compared with $77 million ($1.10 per diluted common share) as previously reported. The increase to earnings was the result of an adjustment for the foreign currency revaluation of a previously recorded tax liability and the recognition of a prepaid pension asset for a foreign pension plan. These adjustments do not impact segment operating profit before tax.

     Cabot Corporation is a global specialty chemicals company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids.